GLAMIS GOLD LTD.

DISSIDENT PROXY CIRCULAR

In Connection With The Special Meeting Of Shareholders Of

GOLDCORP INC.

To Be Held On January 31, 2005

This Dissident Proxy Circular solicits BLUE Proxies to

VOTE AGAINST

The Resolution Concerning the Issuance of Common Shares

of Goldcorp Inc. in Connection with the Offer Made by
Goldcorp Inc. to Acquire all of the Common Shares of
Wheaton River Minerals Ltd.

If you have any questions,

or require assistance in voting your BLUE Proxy,
please call:

GEORGESON SHAREHOLDER

TOLL FREE — 1-877-288-7946

GLAMIS GOLD LTD.

January 17, 2005

Dear Goldcorp Shareholder:

      Glamis Gold Ltd. is pleased to enclose a dissident proxy circular (the “Dissident Circular”) in connection with the solicitation by and on behalf of Glamis of proxies to be used at the special meeting of shareholders of Goldcorp Inc. to be held in the Windsor Ballroom, Le Royal Meridien King Edward Hotel on Monday January 31, 2005 at 4:00 p.m. (Toronto time) (the “Goldcorp Meeting”).

      As you are aware, we have made an offer (the “Offer”) dated January 7, 2005, to acquire all of the issued shares of Goldcorp by way of a take-over bid. As described in our Dissident Circular, if Goldcorp shareholders vote to approve the issuance of Goldcorp shares to shareholders of Wheaton River Minerals Ltd. (the “Wheaton River Resolution”), a condition of our Offer will not be satisfied and the Offer will not proceed. We urge you to vote against the Wheaton River Resolution.

      Glamis is a pure gold producer committed to providing investors superior leverage to the price of gold through unhedged, low-cost gold production. We believe the combination of Glamis and Goldcorp is far superior to the proposed combination of Goldcorp and Wheaton River and represents a unique opportunity to create a world-class, pure gold producer by combining the strengths of Glamis and Goldcorp. This combination would also address, among other things, Goldcorp’s need for new leadership through Glamis’ knowledgeable and experienced management team.

      Receive a Premium Rather Than Pay a Premium. Glamis is offering a significant premium to Goldcorp Shareholders while Goldcorp is proposing to pay a premium for Wheaton River. You will not have an opportunity to receive this premium if the Wheaton River Resolution is approved.

      Pure Gold. The combination of Glamis and Goldcorp continues both companies’ pure gold focus. By contrast, a combined Goldcorp/ Wheaton River will include significant copper production.

      Glamis’ Superior Ability to Deliver Profitable Growth. Glamis’ growth is fully funded, permitted and under construction. Wheaton River’s Los Filos project is neither permitted nor under construction and significant development risks remain.

      The enclosed Dissident Circular contains important information for you to read in order to be fully informed on the merits of our Offer, including further reasons why the Offer is superior to the proposed combination of Goldcorp and Wheaton River. We urge shareholders to take particular note of the information with respect to important questions raised on pages 5 and 6 and on pages 13 through 15 of the Dissident Circular.

      If you want to preserve your ability to tender to the Glamis Offer and have an opportunity to receive a premium, VOTE AGAINST the Wheaton River Resolution. Please refer to the Dissident Circular for instructions how to vote NO to the Wheaton River Resolution.

      If you have any questions, please contact our Information Agent, Georgeson Shareholder Communications Canada, Inc., toll-free at 1-877-288-7946.

      Thank you for your consideration of our Offer.

Yours truly,

GLAMIS GOLD LTD.

(Signed) C. Kevin McArthur

President & Chief Executive Officer

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

DISSIDENT PROXY CIRCULAR

In Connection With The Special Meeting Of Shareholders Of

GOLDCORP INC.

To Be Held On January 31, 2005

Recommending Shareholders Of Goldcorp Inc.

VOTE AGAINST

The Resolution Concerning The Issuance Of Common Shares

Of Goldcorp Inc. In Connection With The Offer Made By
Goldcorp Inc. To Acquire All Of The Common Shares Of
Wheaton River Minerals Ltd.

       This dissident proxy circular (“Dissident Circular”) has been prepared by Glamis Gold Ltd. (“Glamis”). It solicits BLUE proxies AGAINST the resolution (the “Wheaton River Resolution”) proposed by management of Goldcorp Inc. (“Goldcorp”) to issue up to 200,000,000 common shares of Goldcorp in connection with Goldcorp’s offer dated December  29, 2004 to acquire all of the outstanding common shares of Wheaton River Minerals Ltd. (“Wheaton River”). It is a condition of Glamis’ offer (the “Glamis Offer”) dated January 7, 2005, to acquire all of the outstanding common shares of Goldcorp, that shareholders of Goldcorp DO NOT APPROVE the Wheaton River Resolution. If the Wheaton River Resolution is approved by shareholders of Goldcorp, a material condition to the Glamis Offer will not be satisfied and the Glamis Offer will not proceed. Please follow the instructions set forth under “General Proxy Information — Appointment of Proxies” in this proxy circular with respect to depositing a proxy.

      TENDERING YOUR GOLDCORP COMMON SHARES TO THE GLAMIS OFFER WILL NOT COUNT AS A VOTE AGAINST THE WHEATON RIVER RESOLUTION. YOU ARE THEREFORE ENCOURAGED TO VOTE AGAINST THE WHEATON RIVER RESOLUTION EVEN IF YOU HAVE ALREADY DEPOSITED OR INTEND TO DEPOSIT YOUR GOLDCORP COMMON SHARES TO THE GLAMIS OFFER.

      YOU MAY OPPOSE THE WHEATON RIVER RESOLUTION EVEN IF YOU HAVE PREVIOUSLY DEPOSITED A PROXY OR GIVEN VOTING INSTRUCTIONS IN SUPPORT THEREOF. SEE “HOW TO VOTE AGAINST THE WHEATON RIVER RESOLUTION” BELOW.

January 17, 2005

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

      This solicitation of proxies in the United States is made with respect to securities of a Canadian foreign private issuer and is thus exempt from the requirements of Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended. This solicitation is made in accordance with Canadian corporate and securities laws and this Dissident Circular has been prepared in accordance with disclosure requirements applicable only in Canada.

      This Dissident Circular does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis Gold Ltd. (“Glamis”) or Goldcorp Inc. (“Goldcorp”). Such an offer or solicitation may be made in the United States only pursuant to a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). Glamis has filed with the SEC a Registration Statement on Form F-10, and has mailed the related offer to purchase and circular concerning the proposed business combination between Glamis and Goldcorp, together with any related documents, to Goldcorp shareholders. Glamis has also filed with the SEC a Schedule TO concerning the proposed business combination. WE URGE GOLDCORP SHAREHOLDERS TO READ THE REGISTRATION STATEMENT, THE OFFER TO PURCHASE AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders of Goldcorp may obtain the documents filed with the SEC, free of charge, at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Glamis are available free of charge from Glamis. You should direct requests for documents to Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada 89502, telephone (775) 827-4600. To obtain timely delivery, such documents should be requested no later than January 24, 2005, 5 business days before the Goldcorp Special Meeting of Shareholders.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND

NON-GAAP FINANCIAL MEASURES

      This Dissident Circular, including the information incorporated by reference, contains forward-looking statements with respect to Glamis. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, the estimation of mineral reserves, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold; possible variations in ore grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the offer to purchase and circular. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

      References herein to cash cost of production are to a non-GAAP measure. The reported cash costs of production should not be considered as an alternative to operating profit or net profit attributable to shareholders, or as an alternative to other Canadian or U.S. generally accepted accounting principle measures and may not be comparable to other similarly titled measures of other companies.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

SUMMARY

      This summary highlights information more fully discussed elsewhere in this Dissident Circular. This summary is not intended to be complete and is qualified by reference herein to the more detailed information contained in this Dissident Circular. Goldcorp shareholders are urged to read the more detailed information provided elsewhere in this Dissident Circular and in the documents incorporated by reference. All dollar amounts in this Dissident Circular are in U.S. dollars unless otherwise stated.

Glamis Offer for Goldcorp

      On January 7, 2005, Glamis Gold Ltd. (“Glamis”) made an offer (the “Glamis Offer”) to purchase all of the issued and outstanding Goldcorp common shares (“Goldcorp Shares”), on the basis of 0.89 of a common share of Glamis (“Glamis Shares”) for each Goldcorp Share. A copy of the Offer to Purchase and Circular related to the Glamis Offer (the “Glamis Offer Circular”) is available at www.sedar.com and as an exhibit to the Registration Statement on Form F-10 at www.sec.gov.

      The Glamis Offer contains both customary conditions (such as a minimum number of Goldcorp Shares to be tendered) and conditions that are tailored to the circumstances of the Glamis Offer (such as a requirement that Glamis shareholders approve an increase in Glamis’ authorized capital). In particular, the Glamis Offer will not proceed unless the Goldcorp shareholders (“Goldcorp Shareholders”) reject the issuance of Goldcorp Shares in connection with Goldcorp’s offer to purchase all of the outstanding common shares of Wheaton River Minerals Ltd. (“Wheaton River”).

Dissident Proxy Circular

      This Dissident Circular is being furnished in connection with the solicitation by and on behalf of Glamis of proxies to be used at the special meeting of Goldcorp Shareholders to be held in the Windsor Ballroom, Le Royal Meridien King Edward Hotel, 37 King Street East, Toronto, Ontario, Canada, on Monday January 31, 2005 at 4:00 p.m. (Toronto time) and at any and all adjournments or postponements thereof (the “Goldcorp Meeting”).

      You recently received a management information circular and proxy statement dated December 31, 2004 (the “Goldcorp Meeting Circular”) from the management of Goldcorp soliciting proxies in respect of a resolution (the “Wheaton River Resolution”) to approve the issue of up to 200,000,000 Goldcorp Shares in connection with an offer by Goldcorp to acquire all of the common shares of Wheaton River pursuant to an offer to purchase dated December 29, 2004 (the “Goldcorp/Wheaton River Transaction”). The Wheaton River Resolution is described in more detail in the Goldcorp Meeting Circular that is available at www.sedar.com and also at www.sec.gov.

      In order to be approved, the Wheaton River Resolution must be passed by the affirmative vote of a majority of the votes cast by Goldcorp Shareholders in person or represented by proxy, at the Goldcorp Meeting.

      Glamis is soliciting BLUE proxies from the Goldcorp Shareholders to VOTE AGAINST the Wheaton River Resolution.

Superiority to Proposed Combination of Goldcorp and Wheaton River

      Glamis strongly recommends that you VOTE AGAINST the Wheaton River Resolution because Glamis believes that the Glamis Offer will deliver significantly more value to you than the Goldcorp/Wheaton River Transaction. In particular, Goldcorp Shareholders should consider the following:

•	Receive a Premium Rather Than Pay a Premium. Glamis is offering a premium of 22.6% to Goldcorp Shareholders while Goldcorp is proposing to pay a premium for Wheaton River under the Goldcorp/Wheaton River Transaction. You will not have the opportunity to receive this premium if the Wheaton River Resolution is approved.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

•	Pure Gold. The combination of Glamis and Goldcorp continues both companies’ pure gold focus. In contrast, a combined Goldcorp/ Wheaton River will include significant base metal production (copper production accounted for approximately 45% of Wheaton River’s total revenues for the nine months ended September 30, 2004).

•	Superior Corporate Culture. Glamis will bring to the combined company a professional, operations-oriented management team with a chief executive officer experienced in both acquisitions and mine development and operations. Glamis has successfully developed and operated gold mines for the past 25 years. In contrast, Wheaton River’s largest asset is a minority, non-operating interest in a mine whose revenue stream is derived significantly from copper.

•	Glamis’ Superior Ability to Deliver Profitable Growth. Glamis has a proven track record of delivering profitable growth. For example, at its El Sauzal mine, Glamis started production only 28 months after acquisition, one quarter ahead of the initial schedule. In contrast, Wheaton River acquired the Los Filos project almost 14 months ago. The project is already at least one quarter behind schedule and there still is no feasibility study or permit for the project. Which company knows best how to build lasting value and deliver profitable growth for shareholders?

The True Gold Production Cash Costs of Wheaton River

      Wheaton River’s most significant asset is a non-operating, minority interest in the Alumbrera mine. The mine operator of Alumbrera, Xstrata plc, and minority interest partner Northern Orion Resources Inc., both report financial results from Alumbrera for what it is — a COPPER MINE — with gold as a by-product. According to Wheaton River’s public disclosure, if gold and copper were treated as co-products, for the nine and three month periods ended September 30, 2004, the cash cost at Alumbrera of producing gold would have been $163 per ounce and $185 per ounce, respectively.

      Glamis projects the annual average cash cost over the next five years of the combined Glamis/ Goldcorp to be approximately $120 per ounce of gold produced.

There is Risk Associated with Wheaton River’s Earnings

      The earnings of Wheaton River are subject to certain risks:

•	Consistent Mining Above Reserve Grade at Alumbrera. The published ore grade as at December 31, 2003 for Alumbrera was 0.56 grams per tonne gold and 0.50% copper. The milled ore grade over the last five quarters was 0.77 grams per tonne gold and 0.59% copper, approximately 37% and 18% above the reserve grade for gold and copper, respectively. This implies that ore having below average mine grade will likely be mined in the future. Based on these figures, Glamis believes there may be an adverse impact on Wheaton River’s future earnings.

•	Wheaton River’s Earnings are Highly Leveraged to Copper. For the nine months ended September 30, 2004 approximately 45% of Wheaton River’s total revenue was derived from copper production, with an average realized copper price of $1.31 per pound. The average copper price on the London Metal Exchange over the last five years is $0.875 per pound. Wheaton River’s earnings would have been significantly lower had the price of copper not been at its highest levels in nearly 15 years.

•	Heavy Reliance on Copper Revenue. On a pro forma basis, for the nine months ended September 30, 2004, revenues from copper would represent over 31% of the total revenue of a combined Goldcorp/ Wheaton River, contrary to the assertion of Wheaton River that the pro forma Goldcorp/ Wheaton River copper revenues would amount to only 19% of total revenue. Is Wheaton River assuming a substantially lower copper price going forward?

•	Future Dilution. Wheaton River has completed numerous equity offerings in the last three years, all of which have included a significant number of long-term share purchase warrants, most of which remain outstanding. Upon exercise of all of Wheaton River’s outstanding warrants, Goldcorp/ Wheaton River’s earnings per share will be significantly diluted.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

Glamis/ Goldcorp Earnings Growth

      Upon the completion of the acquisition of Goldcorp, purchase accounting rules require that Glamis restate the value of Red Lake to fair market value as a one-time adjustment, which inevitably impacts the earnings of the combined company. In addition, in preparing the pro forma financial statements provided with Glamis’ Offer, Glamis was restricted to using Goldcorp’s publicly disclosed information. As a result, the depreciation of the increased value attributed to Red Lake can only be amortized over the currently stated reserves and resources at Red Lake.

      Glamis believes that it can reduce the amount of annual amortization charge against earnings by expanding reserves and resources at Red Lake through exploration success and mining improvements, which will materially increase earnings of the combined Glamis/Goldcorp.

Historical Earnings Have No Relevance to Future Earnings

      Glamis believes that future earnings and earnings growth, not historical earnings, are indicative of a strong gold company. Glamis believes that through exploration success and mining improvements, the combined Glamis/Goldcorp will exhibit much stronger earnings and superior earnings growth than are presented in the pro forma financial statements provided with the Glamis Offer (statements which are required to be historically-based by applicable laws and accounting rules).

Cash Flow and Net Asset Value Growth Will Drive Share Price Performance in the Future

      Glamis believes that cash flow and net asset value growth from gold will drive superior share price performance. Glamis believes that the combined Glamis/Goldcorp will have outstanding cash flow in the future, unaffected by accounting treatment. The combined Glamis/Goldcorp is also expected to have outstanding net asset value growth going forward, both from the existing Glamis mines and projects and with Glamis’ vision for Red Lake. This performance should protect the premium share price multiple accorded to gold companies which Glamis believes will benefit all the shareholders of the combined Glamis/Goldcorp.

Goldcorp Shareholders — Have You Considered:

•	Why did Goldcorp in its press release on January 14, 2005, caution investors that the statements made by Rob McEwen (its Chairman and CEO), presumably in respect of the Glamis Offer, have been made in his personal capacity as a large shareholder and not as a director or CEO?

•	Why did Rob McEwen exercise 99.97% of his vested stock option position and sell shares in December 2003, realizing a profit of $67,307,800 at the same time he was predicting higher gold prices?

•	Why did Goldcorp sell its gold bullion in December 2003, again while at the same time Rob McEwen was predicting higher gold prices?

•	What has changed since June 2004, when Rob McEwen said he had no interest in buying Wheaton River because it was not in his part of the world and was a more expensive operation?

•	Why was Rob McEwen granted 400,000 new stock options after he announced he was resigning and in the midst of merger discussions where a premium was being proposed?

•	How does Rob McEwen justify accepting, after he had announced his resignation, 82% of the long-term equity compensation paid in 2004 to Goldcorp’s most senior officers?

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

•	Why would the board of directors of Goldcorp, without shareholder approval, amend the Goldcorp stock option plan to extend the period during which optionholders can exercise options upon a change of control for up to 10 years?

•	Why does Goldcorp tell its shareholders that “Gold is Money, Goldcorp is Gold” while offering to pay a premium to buy a company with 45% of its revenues from copper?

VOTE AGAINST THE WHEATON RIVER RESOLUTION

      A detailed description of the anticipated benefits to you from a combination of Glamis and Goldcorp are described below under “Benefits of the Combination of Glamis and Goldcorp” and in the Glamis Offer Circular. The Glamis Offer Circular can be found at www.sedar.com and, as an exhibit to the Registration Statement on Form F-10, at www.sec.gov.

How to Vote Against the Wheaton River Resolution

      If you support the Glamis Offer and you want to preserve your ability to tender to the Glamis Offer, VOTE AGAINST the Wheaton River Resolution in the following manner:

•	If you are a registered shareholder of Goldcorp, please refer to “General Proxy Information — Appointment of Proxies — Registered Shareholders” at page 18 of this Dissident Circular; and

•	If your Goldcorp Shares are not registered in your name and are held in the name of your broker on your behalf, please refer to “General Proxy Information — Appointment of Proxies — Non-Registered (Beneficial) Holders of Goldcorp Shares” at page 19 of this Dissident Circular.

      If you have already sent in a proxy voting for the Wheaton River Resolution, you may revoke it by sending in a BLUE proxy solicited hereunder by Glamis. See “General Proxy Information — Revocation of Proxies — Registered Shareholders” and “General Proxy Information — Revocation of Proxies — Non-Registered (Beneficial) Holders of Goldcorp Shares” at page 20 of this Dissident Circular.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

DISSIDENT PROXY CIRCULAR

      This Dissident Circular and the accompanying BLUE form of proxy are furnished in connection with the solicitation by and on behalf of Glamis of proxies to be used at the special meeting of shareholders of Goldcorp to be held in the Windsor Ballroom, Le Royal Meridien King Edward Hotel, 37 King Street East, Toronto, Ontario, Canada, on Monday January 31, 2005 at 4:00 p.m. (Toronto time) and at any and all adjournments or postponements thereof (the “Goldcorp Meeting”).

      You recently received a management information circular and proxy statement dated December 31, 2004 (the “Goldcorp Meeting Circular”) from the directors and management of Goldcorp soliciting proxies in respect of the following resolution to be considered at the Goldcorp Meeting:

“a resolution to approve the issue to the holders of common shares, or securities convertible into common shares, of Wheaton River of an aggregate of up to 200,000,000 common shares of Goldcorp in connection with the offer to acquire by Goldcorp of all of the common shares of Wheaton River pursuant to Goldcorp’s offer to purchase (the “Offer to Purchase”) dated December 29, 2004, as amended from time to time, and a Subsequent Acquisition Transaction (as defined in the Offer to Purchase).”

      The resolution to be voted on at the Goldcorp Meeting (collectively, together with any other resolution that may properly come before the Goldcorp Meeting, the “Wheaton River Resolution”) is described in more detail in the Goldcorp Meeting Circular which is available at www.sedar.com and also at www.sec.gov.

      In order to be approved, the Wheaton River Resolution must be passed by the affirmative vote of a majority of the votes cast by holders (the “Goldcorp Shareholders”) of Goldcorp common shares (the “Goldcorp Shares”), in person or represented by proxy, at the Goldcorp Meeting.

      Glamis is soliciting BLUE forms of proxy from the Goldcorp Shareholders to vote AGAINST the Wheaton River Resolution.

      You should be aware that the Glamis Offer is conditional on, amongst other things, the Wheaton River Resolution NOT BEING APPROVED at the Goldcorp Meeting. Accordingly, if the Wheaton River Resolution is approved, a material condition of the Glamis Offer will not be satisfied and the Glamis Offer will not proceed.

      Glamis strongly recommends that you “VOTE AGAINST” the Wheaton River Resolution because Glamis believes that the Glamis Offer, pursuant to which you will receive, if it is successful, 0.89 common shares of Glamis (a “Glamis Share”) for each Goldcorp Share that you hold, will deliver significantly more value to you as compared to the proposed business combination of Goldcorp and Wheaton River (the “Goldcorp/ Wheaton River Transaction”) as described in the Goldcorp Meeting Circular and the documents incorporated by reference therein. Based on the volume-weighted average trading price of the Glamis Shares and the Goldcorp Shares on the New York Stock Exchange (“NYSE”) for the 30 trading days ended December 15, 2004, the day before Glamis announced its intention to make the Glamis Offer, the Glamis Offer represents a premium of 22.6% over the value of the Goldcorp Shares on the NYSE for that period. You will lose the opportunity to receive this premium if the Wheaton River Resolution is approved and Goldcorp completes the Goldcorp/ Wheaton River Transaction. The anticipated benefits to you from a combination of Glamis and Goldcorp are described below under “Benefits of the Combination of Glamis and Goldcorp”.

      More information regarding the combination of Glamis and Goldcorp, including pro forma financial statements, are included in the Offer to Purchase and Circular of Glamis dated January 7, 2005 (the “Glamis Offer Circular”), the Registration Statement on Form F-10 and Schedule TO filed with the SEC. The Glamis Offer Circular has been filed with Canadian securities regulatory authorities and is posted on SEDAR at www.sedar.com. The Registration Statement on Form F-10 and Schedule TO have each been filed with the SEC and are available at www.sec.gov. Upon request to Investor Relations, Glamis at 5190 Neil Road, Suite 310, Reno, Nevada 89502, telephone (775) 827-4600, Glamis will promptly provide a copy of the

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

Glamis Offer Circular, the Registration Statement and the Schedule TO free of charge to any Goldcorp Shareholder. The Glamis Offer Circular, the Registration Statement and the Schedule TO are each hereby incorporated by reference in this Dissident Circular.

HOW TO VOTE AGAINST  THE WHEATON RIVER RESOLUTION

      If you support the Glamis Offer and you want to preserve your ability to tender to the Glamis Offer, VOTE AGAINST the Wheaton River Resolution by following the instructions under “General Proxy Information — Appointment of Proxies” on page 18 of this Dissident Circular. If you have already sent in a proxy voting for the Wheaton River Resolution, you may revoke it by sending in a proxy solicited hereunder by Glamis.

      If you are a registered shareholder of Goldcorp, please refer to “General Proxy Information — Appointment of Proxies — Registered Shareholders” and “General Proxy Information — Revocation of Proxies — Registered Shareholders” at pages 18 and 20 of this Dissident Circular for important information about the appointment and revocation of proxies and for instructions on completing and returning proxy forms.

      If your Goldcorp Shares are not registered in your name and are held in the name of your broker on your behalf, please refer to “General Proxy Information — Appointment of Proxies — Non-Registered (Beneficial) Holders of Goldcorp Shares” at page 19 of this Dissident Circular and “General Proxy Information — Revocation of Proxies — Non-Registered (Beneficial) Holders of Goldcorp Shares” at page 20 of this Dissident Circular for important information about the appointment and revocation of proxies and for instructions on completing and returning proxy forms.

BACKGROUND TO THE GLAMIS BID FOR GOLDCORP

      Most recently, from early August 2004 to the middle of November 2004, Glamis and Goldcorp held a number of discussions regarding the combination of the companies. During this time, Glamis understands that Goldcorp also considered other strategic options. The discussions with Goldcorp eventually resulted in a proposal being made by Glamis, to acquire all of the outstanding common shares of Goldcorp for the consideration currently being offered under the Glamis Offer. This proposal of Glamis was accepted by a special, independent committee of Goldcorp’s board and, Glamis was informed, considered to be fair by the committee’s financial advisor, N M Rothschild & Sons. On November 22, 2004, the Glamis proposal was not approved by the Goldcorp board of directors in a split vote.

      On December 6, 2004, Goldcorp and Wheaton River announced that they had entered into an agreement in principle to combine their companies pursuant to a share exchange take-over bid. Under the proposal Goldcorp would offer one Goldcorp Share for every four common shares of Wheaton River, representing a premium to be paid by the Goldcorp shareholders to the shareholders of Wheaton River of approximately 7% over the average closing market price of the common shares of Wheaton River for the previous 30 days on the Toronto Stock Exchange. A definitive agreement in respect of this proposal was signed on December 23, 2004.

      On December 16, 2004, Glamis issued a press release and held a conference call announcing Glamis’ intention to make the Glamis Offer. Pursuant to the Glamis Offer, Glamis has offered Goldcorp Shareholders 0.89 of a Glamis Share for each Goldcorp Share held by them, which represents a premium to be paid to the Goldcorp Shareholders of 22.6% based on the volume-weighted average trading price of the Glamis Shares and the Goldcorp Shares on the NYSE for the 30 trading days ended December 15, 2004, the day before Glamis announced its intention to make the Glamis Offer.

      In announcing the signing of its definitive agreement with Wheaton River, on December 23, 2004, Goldcorp also announced that Goldcorp’s offer would be conditional upon the approval of the issuance of the Goldcorp Shares under the offer by a majority of votes cast by Goldcorp’s shareholders at a shareholders meeting scheduled for January 31, 2005. Goldcorp also announced that Wheaton River will be entitled to a $35 million termination fee in certain circumstances, including if the Goldcorp shareholders do not approve the Wheaton River Resolution.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

      On December 24, 2004, Glamis announced its intention to proceed with its previously announced take-over bid for Goldcorp conditional upon, among other things, Goldcorp shareholders not approving the Wheaton River Resolution. Goldcorp formally commenced its bid for Wheaton River on December 29, 2004 and Glamis formally commenced its bid for Goldcorp on January 7, 2005.

      For more background information see “Background to the Offer” in the Glamis Offer Circular.

BENEFITS OF THE COMBINATION OF GLAMIS AND GOLDCORP

      The Glamis Offer represents a unique opportunity for the Goldcorp Shareholders to participate in the creation of a world-class, pure gold producer by combining the complementary strengths of Glamis and Goldcorp. In addition, given the public announcement by Goldcorp on September 1, 2004 of Mr. Robert McEwen’s intention to resign as Goldcorp’s Chief Executive Officer and of the board of directors’ intention to search for a new Chief Executive Officer for Goldcorp, the Glamis Offer addresses the Goldcorp board’s need for a new Chief Executive Officer through the succession to Glamis’ knowledgeable, experienced, professional and operations-orientated management.

      Glamis has demonstrated its ability to effectively build value through the enhancement of mining operations and processes and by the acquisition of company’s holding significant mining properties. Glamis has successfully identified and implemented important mining and process enhancements at the Marigold mine in California and the El Sauzal mine in Mexico and has significantly expanded reserves and resources at the San Martin mine in Honduras, the Marigold mine and at the Marlin and Cerro Blanco projects in Guatemala. Since 1998, current management has completed four significant acquisitions.

      Glamis believes the combination of Goldcorp with Glamis through the Glamis Offer will deliver significantly more value to the Goldcorp Shareholders as compared to the Goldcorp/ Wheaton River Transaction, for the following reasons:

Receive a Premium Rather Than Pay a Premium. Glamis’ Offer of 0.89 of a Glamis Share for each Goldcorp Share represents a 22.6% premium for Goldcorp Shareholders based on the volume-weighted average trading price for both companies for the 30 trading days on the NYSE immediately before the announcement of the Glamis Offer on December 16, 2004. In contrast, the Goldcorp/ Wheaton River Transaction will require Goldcorp to pay a premium to shareholders of Wheaton River. VOTE AGAINST THE WHEATON RIVER RESOLUTION IF YOU WANT TO PRESERVE THE OPPORTUNITY TO RECEIVE A PREMIUM FOR YOUR GOLDCORP SHARES RATHER THAN PAY A PREMIUM TO WHEATON RIVER SHAREHOLDERS.

Pure Gold and Gold Premium. The combination of Glamis and Goldcorp will maintain and enhance Glamis’ and Goldcorp’s successful branding as pure gold producers and the combined company is expected to have cash costs of production among the lowest in the industry without reliance on base metal by-product credits and without risk of base metal price fluctuations. In contrast, Wheaton River relies heavily on base metal by-product credits to reduce its cash costs of production. For the nine month period ending September 30, 2004, as reported in its public filings, Wheaton River’s revenue from copper production accounted for approximately 45% of total revenues. Glamis believes that investors reward gold companies with higher valuation multiples relative to those companies with revenue streams derived from a combination of precious and base metals. A combination of Glamis and Goldcorp is unlikely to jeopardize the ability of Glamis to continue to attract a gold premium share price multiple. By combining with Wheaton River, Goldcorp’s new business will include significant base metal production which may affect the ability of Goldcorp to continue to attract a gold premium share price multiple. VOTE AGAINST THE WHEATON RIVER RESOLUTION IF YOU BELIEVE GOLD IS MONEY AND COPPER IS CHANGE AND YOU WANT TO PRESERVE YOUR GOLD PREMIUM.

Professional, Operations-Oriented Management. Glamis will bring to the combined company a professional, operations-oriented management team with a chief executive officer experienced in both acquisitions, and mine development and operations. Glamis’ approach to operations has always been a bottom-up approach with the head office providing guidance and direction to the technical staff at the

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mines and driving efficiency through empowerment of local management. Based on discussions to date with the mining staff at Goldcorp, Glamis is confident that this approach would be highly successful at Red Lake. Glamis has successfully developed and operated gold mines for the past 25 years and many of the people responsible for this record of achievement are still with Glamis in executive or operations roles. VOTE AGAINST THE WHEATON RIVER RESOLUTION IF YOU WANT EXPERIENCED MANAGEMENT FOCUSED ON SHAREHOLDER VALUE.

      Glamis believes that the combination of Glamis and Goldcorp will also provide the following benefits:

Enhanced Market Liquidity. The combined company will have a much larger market capitalization than either Glamis or Goldcorp alone, which should provide enhanced market liquidity for the shareholders. In addition, Glamis believes that the combined company will have a greater market following and offer greater attraction to a wider range of investors than either Glamis or Goldcorp do currently on their own.

A Premier Gold Producer. The combined company will be substantially larger than the intermediate gold company group, but its simple, low-cost operations in stable political jurisdictions will present a positive alternative to the senior producers, combining the market liquidity of a senior producer with the growth potential of an intermediate producer. As a result, the combined company should attract substantial interest from gold investors. The combined company will have projected gold production in 2005 of nearly 1.0 million ounces and Glamis projects production to grow to 1.4 million ounces by 2007. The combined company would have a large reserve base, with over 11 million ounces of proven and probable gold reserves based on December 31, 2003 data.

Outstanding Growth Profile. The combination of expected growth at Red Lake with Glamis’ existing growth projects provides superior opportunities for enhanced valuations from fully-permitted, and fully-financed growth projects that are already under construction. Glamis currently expects annual production of the combined company to grow by 66% to 1.4 million ounces by 2007. Additionally, Glamis believes that each of its mines has excellent prospects for discovery and reserve expansion, providing an additional, new opportunity to Goldcorp Shareholders to participate in the exploration potential offered by the Marigold and El Sauzal mines and the Marlin and Cerro Blanco development projects of Glamis.

Simple, Wholly-Owned Operations in the Americas. The combination of Goldcorp and Glamis will be based upon four outstanding low-cost, long-life mines in the Americas: Red Lake, Marigold, El Sauzal and Marlin. Glamis is the operator of each of its mines and is in control of the future direction of its assets. In contrast, Wheaton River has a non-operating, minority interest in its most valuable asset. Glamis also believes that enhanced management focus and efficient administrative costs are possible when managing operations within similar time zones and all within a single day’s travel.

Expertise to Unlock Additional Value in Red Lake. Goldcorp’s Red Lake property is one of the premier high-grade gold mines in the world. However, in completing its detailed due diligence of Red Lake, Glamis determined that the full potential of this asset has not been realized. Glamis believes that the experience of its management in mine development and operations could lower unit costs and increase the production rate and asset value of Red Lake. In particular, Glamis believes that there are good opportunities to enhance the value of Red Lake by the discovery of more reserves and lengthening of mine life, achieving cost savings through mine optimization, increasing throughput and lowering unit costs, and by considering ways to achieve meaningful consolidation in the Red Lake camp.

Financial Strength. On a pro forma basis, the combined company will have a strong, liquid balance sheet, with approximately $500 million in cash, cash equivalents and bullion as of the 2004 year-end, with total long-term debt of approximately $30 million. The annual average cash cost of production of the combined company over the next five years is projected to be approximately $120 per ounce, approximately 45% below the average of the senior North American gold producers. Subject to final board approval, Glamis’ management currently expects that Glamis will pay a dividend to shareholders of the combined company. Glamis’ management also intends to seek input from shareholders regarding the practice of withholding from sale a portion of gold production in order to take advantage of expected

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higher gold prices in the future. In addition, the combined company will remain committed to its strategy of not hedging, with 100% of its gold production and gold reserves being unhedged.

Diversified Portfolio of Properties with Long Mine Life. Glamis has established a diversified portfolio of new low-cost operations. The combination of the multiple-property portfolio of Glamis and the primarily single property portfolio of Goldcorp will provide diversity of operating risk that the Goldcorp shareholders currently do not have. Each of the main operations of the combined Glamis and Goldcorp has considerable mine life — approximately 10 years for the Glamis operations and approximately eight years for the Red Lake property of Goldcorp, based on current reserve estimates for these properties.

Low Geopolitical Risk. The combined new company will have a relatively low geopolitical risk with all operations in the Americas and over 75% of reserves located in North American Free Trade Agreement (NAFTA) countries and the backing of the World Bank (IFC) at Marlin in Guatemala, through the establishment of a $45 million term loan facility.

Glamis’ Superior Ability to Deliver Profitable Growth. Glamis has a proven track record of delivering profitable growth. For example, at its El Sauzal mine, Glamis started production only 28 months after acquisition, one quarter ahead of initial schedule. In contrast, Wheaton River acquired the Los Filos project almost 14 months ago. The project is already at least one quarter behind schedule and there still is no feasibility study or permit for the project.

As another example, Glamis purchased its Marlin project for $90.9 million in July, 2002 ($42.00 per ounce of gold contained in the current stated proven and probable reserves). In contrast, Wheaton River purchased its Amapari project for $130 million (approximately $93.50 per ounce of gold contained in the current stated proven and probable reserves) from EBX Gold Ltd. only six months after EBX Gold Ltd. purchased the asset from Anglogold South America for $18.2 million, a 614% increase in six months. Which company knows best how to build lasting value and deliver profitable growth for shareholders?

      BY CONTRAST TO THE REASONS SET FORTH ABOVE, THE GOLDCORP MEETING CIRCULAR OFFERS ONLY NINE SUMMARY LINES OF TEXT EXPLAINING THE STRATEGIC RATIONALE FOR THE GOLDCORP/ WHEATON RIVER TRANSACTION.

SPECIFIC COMMENTS ON THE GOLDCORP/WHEATON RIVER TRANSACTION

      Under “Benefits of the Combination of Glamis and Goldcorp” we have provided extensive reasons as to why Glamis believes the combination with Goldcorp will provide significantly more value to Goldcorp’s Shareholders. In comparing the Glamis Offer and the Goldcorp/ Wheaton River Transaction, Glamis believes you should also consider the following matters, including a number of risks that were not raised in the Goldcorp Meeting Circular.

The True Gold Production Cash Costs of Wheaton River

      Wheaton River’s most significant asset is a non-operating, minority interest in the Alumbrera mine. The mine operator of Alumbrera, Xstrata plc, and minority interest partner Northern Orion Resources Inc. both report financial results of Alumbrera for what it is — a COPPER MINE — with gold as a by-product. According to Wheaton River’s public disclosure, if gold and copper were treated as co-products, for the nine and three month periods ended September 30, 2004, the cash cost at Alumbrera of producing gold would have been $163 per ounce and $185 per ounce, respectively.

      Glamis projects the annual average cash cost over the next five years of the combined Glamis/Goldcorp to be approximately $120 per ounce of gold produced.

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There is Risk Associated with Wheaton River’s Earnings

      The earnings of Wheaton River are subject to operations and copper price risks and share dilution.

Consistent Mining Above Reserve Grade at Alumbrera. The published ore grade as at December 31, 2003 for Alumbrera was 0.56 grams per tonne gold and 0.50% copper. The milled ore grade over the last five quarters was 0.77 grams per tonne gold and 0.59% copper, approximately 37% and 18% above the reserve grade for gold and copper, respectively. This implies that ore having below average mine grade will likely be mined in the future. Based on these figures, Glamis believes there may be an adverse impact on Wheaton River’s future earnings.

Wheaton River’s Earnings are Highly Leveraged to Copper. The earnings of Wheaton River are highly leveraged to copper. For the nine months ended September 30, 2004 approximately 45% of Wheaton River’s total revenue was derived from copper production, with an average realized copper price of $1.31 per pound. The average copper price on the London Metal Exchange over the last five years is $0.875 per pound. Wheaton River’s earnings would have been significantly lower had the price of copper not been at its highest levels in nearly 15 years.

Heavy Reliance on Copper Revenue. On a pro forma basis, for the nine months ended September 30, 2004, revenues from copper would represent over 31% of the total revenue of a combined Goldcorp/Wheaton River, contrary to the assertion of Wheaton River that the pro forma Goldcorp/Wheaton River copper revenues would amount to only 19% of total revenue. Is Wheaton River assuming a substantially lower copper price going forward?

Future Dilution. Wheaton River has completed numerous equity offerings in the last three years, all of which have included a significant number of long-term share purchase warrants, most of which remain outstanding. Upon exercise of all of Wheaton River’s outstanding warrants, Goldcorp/ Wheaton River’s earnings per share will be significantly diluted.

Glamis/Goldcorp Earnings Growth

      Upon the completion of the acquisition of Goldcorp, purchase accounting rules require that Glamis restate the value of Red Lake to fair market value as a one-time adjustment, which inevitably impacts the earnings of the combined company. In addition, in preparing the pro forma financial statements provided in the Glamis Offer Circular, Glamis was restricted to using Goldcorp’s publicly disclosed information. As a result, the depreciation of the increased value attributed to Red Lake can only be amortized over the currently stated reserves and resources at Red Lake.

      Glamis believes that it can reduce the amount of annual amortization charge against earnings by expanding reserves and resources at Red Lake through exploration success and mining improvements, which will materially increase earnings of the combined Glamis/Goldcorp.

Historical Earnings have No Relevance to Future Earnings

      Glamis believes that future earnings and earnings growth, not historical earnings, are indicative of a strong gold company. Glamis believes that through exploration success and mining improvements, the combined Glamis/Goldcorp will exhibit much stronger earnings and superior earnings growth than are presented in the pro forma financial statements contained in the Glamis Offer Circular (statements which are required to be historically-based by applicable laws and accounting rules).

Cash Flow and Net Asset Value Growth Will Drive Share Price Performance in the Future

      Glamis believes that cash flow and net asset value growth from gold will drive superior share price performance. Glamis believes that the combined Glamis/Goldcorp will have outstanding cash flow in the future, unaffected by accounting treatment. The combined Glamis/Goldcorp is also expected to have outstanding net asset value growth going forward, both from the existing Glamis mines and projects and with Glamis’ vision for Red Lake. This performance should protect the premium share price multiple accorded to gold companies which Glamis believes will benefit all the shareholders of the combined Glamis/Goldcorp.

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Three Goldcorp Directors Did Not Recommend Approval of the Wheaton River Resolution

      In the Goldcorp Meeting Circular it was noted that the board of directors of Goldcorp was unanimous in approving the Acquisition Agreement dated December 23, 2004 between Goldcorp and Wheaton River. They, however, were less than unanimous in recommending that Goldcorp Shareholders approve the Wheaton River Resolution which is a condition of proceeding with the Goldcorp/ Wheaton River Transaction. Three directors abstained from voting on the recommendation to Goldcorp Shareholders that they approve the Wheaton River Resolution on the basis, as disclosed in the Goldcorp Meeting Circular, “that, in their view, both the [acquisition of Wheaton River] and the proposed offer for Goldcorp Shares announced by Glamis Gold Ltd. on December 16, 2004 have merit and, at the time of the meeting held by the Goldcorp Board of Directors on December 30, 2004, they preferred not to make a recommendation with respect to either alternative.”

      As three of the eight members of the board of directors of Goldcorp abstained from voting to recommend the Wheaton River Resolution for approval by Goldcorp Shareholders, it appears only five members of the board actually voted in favour of making this recommendation — a bare majority of the number of directors. See “Questions Goldcorp’s Shareholders Should Ask Goldcorp”.

QUESTIONS GOLDCORP SHAREHOLDERS SHOULD ASK GOLDCORP

      In addition to the above noted reasons as to why the Glamis Offer is superior in value for Goldcorp Shareholders as compared to the Goldcorp/ Wheaton River Transaction, the following are questions Goldcorp Shareholders should consider when making their decision.

Why did Goldcorp grant 400,000 new stock options to Rob McEwen, Chairman and CEO, after he announced he intended to resign?

Why did Rob McEwen accept stock options in the midst of merger discussions where a premium was being proposed?

      Goldcorp granted Rob McEwen, Chairman and CEO of Goldcorp, 400,000 new stock options on September 23, 2004. In reviewing this grant, Goldcorp Shareholders should consider the following:

•	Goldcorp had issued a press release on September 1, 2004, 22 days before the option grant, releasing the text of Rob McEwen’s letter announcing his intention to resign as CEO.

•	After receiving Rob McEwen’s “resignation notice”, Goldcorp announced that it had retained an executive search firm to search for Rob McEwen’s successor.

•	Negotiations between Glamis and Goldcorp regarding a potential business combination had been ongoing through August and September of 2004. The proposed business combination would have provided a premium to Goldcorp Shareholders.

•	On September 9, 2004, Glamis provided Rob McEwen with a non-binding written indication of interest to acquire Goldcorp at an approximate 15% premium to Goldcorp’s share price based upon recent trading prices of the shares of both companies.

•	On September 20, 2004, Rob McEwen told Glamis that he wished to continue discussions between Glamis and Goldcorp concerning a potential business combination.

•	On September 23, 2004, Goldcorp granted Rob McEwen 400,000 stock options. The exercise price for these options was the current market price for Goldcorp Shares. At the same time, two other executives were also granted options, though the number of options granted to Rob McEwen was 789% greater than the number of options issued to the next highest recipient (45,000 options).

•	The terms of the Goldcorp stock option plan provide that upon a change of control (which would occur on completion of the Glamis Offer or the Goldcorp/Wheaton River Transaction), all outstanding options will immediately vest and become exercisable.

•	The stated purpose of the Goldcorp stock option plan is to attract and retain superior employees and to provide a strong incentive for employees and consultants to put forth maximum effort for the continued

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success and growth of Goldcorp (a purpose for which Rob McEwen’s intention to resign appears to be at odds).

•	At the time of this additional option grant, Rob McEwen had 2,135,000 outstanding options representing approximately 37% of all outstanding options as at March 31, 2004.

•	In 2003, the year prior to the grant of the new stock options, Rob McEwen reported that he made a profit of $67,307,800 upon the exercise and subsequent sale of 5,525,000 previously issued stock options.

      It is difficult to see how Goldcorp concluded that the grant of options to Rob McEwen in this circumstance was justified and consistent with the purpose of the Goldcorp stock option plan, represented a fair exercise price given the immediate potential for a premium, and was in the best interests of Goldcorp Shareholders.

      By accepting an option grant at the time he was in discussions with Glamis for an offer at a premium to Goldcorp’s then current market price, Rob McEwen should have been aware that his options, while being granted with a strike price that was at market at the time of grant, had the potential to, in a very short period of time, increase substantially in value if the Glamis proposal being discussed proceeded.

Why did the board of Goldcorp amend the Goldcorp stock option plan to extend for up to 10 years the period during which options can be exercised after a change of control?

      Sometime during the period from October 2004 until the date of the Goldcorp Meeting Circular, the board of directors of Goldcorp amended the Goldcorp stock option plan so that upon a change of control of Goldcorp, all stock options will remain exercisable for the remainder of their term, presumably regardless of whether the optionee continued to be employed by Goldcorp. Before this change, Rob McEwen’s options would have expired at the latest one year after his resignation. The amendment of the change of control provisions of the Goldcorp stock option plan was made, without shareholder approval, in the face of the following facts:

•	Goldcorp had been in discussions with either Glamis or Wheaton River throughout the latter half of 2004 concerning a change of control transaction.

•	The single largest holder of Goldcorp options is Rob McEwen, who held approximately 37% of the outstanding options as at March 31, 2004 and who was granted an additional 400,000 options in September 2004.

•	It appears the effect of the amendment is that upon a change of control, options will remain exercisable for the remainder of their term irrespective of the date on which an optionee ceases to be an employee. By way of example, without the amendment, upon Rob McEwen’s planned resignation and a change of control, under the terms of the Goldcorp stock option plan, he would have had at the latest one year after his resignation within which to exercise all of his options. With the amendment, upon Rob McEwen’s planned resignation and a change of control, he will have the remainder of the term of each of his options within which to exercise them, which for the most recent grant allows him to wait until September 23, 2014 in order to exercise. To have over nine years within which to exercise a fixed price option after having announced his intention to resign, is a significant benefit conferred on Rob McEwen.

•	The amendment appears to be at odds with the stated goals of the Goldcorp stock option plan, as it would reduce incentives to remain as a Goldcorp employee.

      It is difficult to see how the board of directors of Goldcorp concluded that the amendment to the Goldcorp stock option plan was justified in these circumstances. Its overwhelming beneficiary is Rob McEwen who holds by far the largest number of Goldcorp options and who had already announced his intention to resign. Without the amendment, Rob McEwen’s options would expire within one year of his resignation.

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What has changed since Rob McEwen indicated in a Bloomberg interview on June 2, 2004 that he had no interest in Wheaton River?

      In a Bloomberg interview on June 2, 2004 Rob McEwen was asked:

      “Are you interested in buying Wheaton River?” — Rob McEwen “NO”.

      “Why not?” — Rob McEwen “It is not in our part of the world, it’s a more expensive operation”.

Why did Goldcorp retain an investment banking firm that had advised Wheaton River and a related entity six times in the past three years?

      The board of directors of Goldcorp, in recommending the Wheaton River Resolution, indicated that, among other things, they relied upon the financial analysis provided by GMP Securities Ltd. (“GMP”) In addition to their financial analysis, the board of directors of Goldcorp had retained GMP to provide them with a fairness opinion in connection with the Goldcorp/ Wheaton River Transaction. GMP was retained notwithstanding that it had acted as either a financial advisor or lead/co-lead underwriter for Wheaton River or a related entity (Silver Wheaton Corp.) at least six times in the last three years (in May 2002, February 2003, August 2003, October 2003, July 2004 and November 2004).

      It is difficult to see how the board of directors of Goldcorp concluded that retaining GMP was in the best interests of Goldcorp Shareholders. Why did the board of directors of Goldcorp retain GMP, a firm that has had a very significant relationship with Wheaton River over the past three years, rather than another firm that did not have a history of such relationships with Wheaton River? Perhaps this question of the significance of GMP’s relationship with Wheaton River has now been answered with Goldcorp’s announcement on January 12, 2005 that it had retained Bear, Stearns & Co. Inc., as co-financial adviser with GMP.

Goldcorp Shareholders Should Also Consider:

•	Why did Goldcorp in its press release on January 14, 2005, caution investors that the statements made by Rob McEwen, presumably in respect of the Glamis Offer, have been made in his personal capacity as a large shareholder and not as a director or CEO?

•	Why did Rob McEwen exercise 99.97% of his vested stock option position and sell shares in December 2003, realizing a profit of $67,307,800 at the same time he was predicting higher gold prices?

•	Why did Goldcorp sell its gold bullion in December 2003, again while at the same time Rob McEwen was predicting higher gold prices?

•	How does Rob McEwen justify accepting, after he had announced his resignation, 82% of the long-term equity compensation paid in 2004 to Goldcorp’s most senior officers?

•	Why does Goldcorp tell its shareholders that “Gold is Money, Goldcorp is Gold” while offering to pay a premium to buy a company with 45% of its revenues from copper?

      Please remember that the Glamis Offer is conditional on, among other things, the Wheaton River Resolution not being approved at the Goldcorp Meeting. Accordingly, if the Wheaton River Resolution is approved, a material condition of the Glamis Offer will not be satisfied and the Glamis Offer will not proceed. ACCORDINGLY, WE URGE YOU TO “VOTE AGAINST” THE WHEATON RIVER RESOLUTION.

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INFORMATION CONCERNING GLAMIS

      Glamis is a British Columbia, Canada corporation with its principal executive office located at 5190 Neil Road, Suite 310, Reno, Nevada 89502, telephone number (775) 827-4600 and its registered and records office located at 1500-1055 West Georgia Street, Vancouver, British Columbia V6E 4N7. Glamis exists under the Business Corporations Act (British Columbia). The Glamis Shares are widely held and, to the knowledge of Glamis, no person holds 10% or more of the issued and outstanding Glamis Shares.

      Glamis is engaged in exploration, mine development, and the mining and extraction of precious metals. During 2004, Glamis produced gold from the Marigold Mine, located in Nevada, the San Martin Mine, located in Honduras, the El Sauzal Mine located in Mexico and the Rand Mine, located in California. Glamis has other properties under development: the Marlin Project and the Cerra Blanco Project, both in Guatemala.

      Glamis’ approach to the acquisition of mining properties has generally been to seek opportunities where, in its view, there is significant opportunity to improve existing mining operations or considerable potential to expand the mineable reserves certified to date. In 1998, a strategic plan was adopted to seek out growth opportunities to take advantage of lower acquisition costs available as a result of the lower gold price and weak junior share market conditions at that time. To that end, Glamis completed the acquisition of Mar-West Resources Ltd. in October 1998, the acquisition of Rayrock Resources Inc. in February 1999, the acquisition of Cambior de Mexico, S.A. de C.V. in May 2000, and the acquisition of Francisco Gold Corp. in July 2002.

      For the fiscal year ended December 31, 2003, Glamis had revenue of approximately $84 million and net earnings of approximately $18 million. For the nine months ended September 30, 2004, Glamis had revenues of approximately $61.3 million and net earnings of approximately $14.8 million.

      Based on the ounces of gold contained in the proven and probable mineral reserves as at December 31, 2003 on the properties in which Glamis has an interest, and the ownership interests and rights in such properties held, Glamis estimates its proven and probable mineral gold reserves to be approximately 6.3 million contained ounces.

      Certain information with respect to the directors and officers of Glamis is provided in Schedule A attached hereto.

      Except for 2,011 Goldcorp Shares held by Steven L. Baumann, Vice President, Latin American Operations of Glamis, to the knowledge of Glamis, as at the date hereof, neither Glamis, nor its officers, directors or any of their respective associates or affiliates beneficially own or exercise control or direction over any Goldcorp Shares or other securities of Goldcorp or any securities of Goldcorp’s affiliates. Except for the purchase of Goldcorp Shares by Mr. Baumann on June 30, 2004, no purchases and sales of Goldcorp Shares or other securities of Goldcorp have been made by Glamis, its respective officers and directors and their respective associates or affiliates, as principal, during the two years preceding the date hereof.

      To the knowledge of Glamis, none of Glamis, its officers and directors, or their respective associates, is, or was within the year preceding the date hereof, a party to a contract or an understanding with any person in respect of securities of Goldcorp.

      See Annex A of the Glamis Offer Circular for additional information concerning Glamis.

INTEREST OF GLAMIS IN MATTERS TO BE ACTED UPON

      Should the Wheaton River Resolution be approved at the Goldcorp Meeting, a material condition of the Glamis Offer will not be satisfied and the Glamis Offer will not proceed. If the Wheaton River Resolution is defeated and Glamis completes the Glamis Offer, Glamis currently intends to acquire all of the Goldcorp Shares, subject to the conditions set forth in the Glamis Offer, and Goldcorp would become a wholly-owned subsidiary of Glamis. Accordingly, Glamis has a material interest in the results of the vote regarding the Wheaton River Resolution.

      To the knowledge of Glamis, and except as otherwise disclosed in this Dissident Circular, none of Glamis, nor any of its officers or directors or their respective associates or affiliates: (i) has or expects to have a

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material interest, direct or indirect, in any transaction since the beginning of Goldcorp’s last completed financial year or any proposed transaction that has materially affected or could materially affect Goldcorp or any of its affiliates, (ii) has any contract, arrangement or understanding between them and any other person with respect to future employment by Goldcorp or any of its affiliates or election to any office of Goldcorp or any of its affiliates, or future transactions to which Goldcorp or any of its affiliates will or may be a party, or (iii) has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Goldcorp Meeting.

INFORMATION CONCERNING GOLDCORP

      Goldcorp is established under the Business Corporations Act (Ontario). Its principal executive office is located at Suite 2700, 145 King Street West, Toronto, Ontario, Canada M5H 1J8, telephone number (416) 865-0326.

Outstanding Goldcorp Shares and Principal Holders

      Based on the Acquisition Agreement dated December 23, 2004 between Goldcorp and Wheaton River, which is available at www.sedar.com, there were 189,980,188 Goldcorp Shares outstanding on December 22, 2004 and Goldcorp had outstanding share purchase options and warrants to acquire an additional 20,144,479 Goldcorp Shares. Each issued Goldcorp Share carries the right to one vote at the Goldcorp Meeting.

      Information regarding the beneficial ownership, control or direction over securities of Goldcorp is not within the knowledge of Glamis. Please refer to the Goldcorp Meeting Circular for this information.

Executive Compensation, Indebtedness, Management Contracts and Equity Compensation Plans

      Information regarding the compensation of executives of Goldcorp, the indebtedness of Goldcorp’s directors and officers or their respective associates and about management contracts that may be in place at Goldcorp and securities authorized for issuance under Goldcorp equity compensation plans is not within the knowledge of Glamis. Please refer to the Goldcorp Meeting Circular for this information.

Interests in Material Transactions

      Information regarding any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise in any matter to be acted upon at the Goldcorp Meeting of any nominee for election as a director of Goldcorp or any such nominee’s associates or affiliates is not within the knowledge of Glamis. Information regarding any material interest, direct or indirect, of any director or officer of Goldcorp or its subsidiaries, or of any holder of 10% of outstanding Goldcorp Shares or any of such holder’s directors or officers is not within the knowledge of Glamis. Please refer to the Goldcorp Meeting Circular for this information.

Particulars of Matters to be Acted Upon at the Goldcorp Meeting

      Information concerning particulars of all matters to be acted upon at the Goldcorp Meeting is as identified in the Goldcorp Meeting Circular.

Auditor

      The auditor of Goldcorp is KPMG, Chartered Accountants, Suite 3300, Commerce Court West, Toronto, Ontario, M5L 1B2.

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GENERAL PROXY INFORMATION

Shareholders Entitled to Vote at the Goldcorp Meeting

      The record date for determining Shareholders entitled to notice of and to vote at the Goldcorp Meeting is December 31, 2004 (the “Record Date”). Each Shareholder of record at the close of business on the Record Date is entitled to receive notice of, and to vote at the Goldcorp Meeting.

      If you were a Shareholder of Goldcorp on the Record Date, you will retain your right to vote your Goldcorp Shares at the Goldcorp Meeting even if you deposit those Goldcorp Shares pursuant to the Glamis Offer.

      If you wish to vote AGAINST the Wheaton River Resolution, you may do so by either:

(a)	Using the form of proxy or other voting procedures described in the Goldcorp Meeting Circular and form of proxy for voting AGAINST the Wheaton River Resolution, or

(b)	Following the voting procedures given below for voting AGAINST the Wheaton River Resolution.

Appointment of Proxies

      The persons named as proxyholders in the accompanying BLUE form of proxy are C. Kevin McArthur, President and Chief Executive Officer of Glamis and Charles A. Jeannes, Senior Vice President Administration, General Counsel and Secretary of Glamis.

Registered Shareholders

      Registered Shareholders who wish to use Glamis’ form of proxy to vote AGAINST the Wheaton River Resolution, should carefully complete and sign their proxies in accordance with the instructions contained on the BLUE form of proxy in order to ensure that their proxies can be used at the Goldcorp Meeting. The accompanying BLUE form of proxy revokes any and all prior proxies given in connection with voting on the matters to be considered at the Goldcorp Meeting. A Goldcorp Shareholder has the right to appoint a person other than the persons designated above to attend and represent such Goldcorp Shareholder at the Goldcorp Meeting by inserting the name of its proxyholder in the blank space provided on the BLUE form of proxy or by completing another proper form of proxy. The person or company so designated need not be a shareholder of Goldcorp, but must attend the Goldcorp Meeting to vote on your behalf.

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      Please sign and date the enclosed BLUE form of proxy and return it today (i) by fax (at the number specified below) and then (ii) by mail to the address specified in the enclosed envelope or by delivery to:

CIBC Mellon Trust Company

Proxy Dept.
200 Queens Quay East, Unit 6
Toronto, Ontario, Canada
M5A 4K9

TOLL FREE FAX: 1-866-781-3111

      To ensure your vote is counted, your BLUE proxy must be received by CIBC Mellon Trust Company no later than the close of business (Toronto time) on January 26, 2005 in order to be deposited with Goldcorp’s registrar and transfer agent in time to be used at the Goldcorp Meeting, or, in the event of an adjournment or postponement of the Goldcorp Meeting, no later than 48 hours, excluding Saturdays and holidays before the time for holding the adjourned or postponed Goldcorp Meeting.

      In order to ensure timely receipt, Glamis recommends that all Goldcorp Shareholders who wish to “VOTE AGAINST” the Wheaton River Resolution deliver their BLUE proxies via fax followed by mail or delivery as described above.

Non-Registered (Beneficial) Holders of Goldcorp Shares

      If your Goldcorp Shares are not registered in your name, you are a non-registered shareholder (“Non-Registered Holder”). If you are a Non-Registered Holder, your shares are most likely held in the name of an intermediary, such as, among others, banks, trust companies, securities dealers or brokers or trustees or administrators of self-administered RRSPs, RRIPs, RESPs and similar plans (each, an “Intermediary”). Intermediaries are required to forward meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward meeting materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive meeting materials will either:

(a)	be given a proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted, which form of proxy need not be signed by the Non-Registered Holder; or

(b)	more typically, be given a voting instruction form that must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone and internet with the use of a control number provided on the voting instruction form).

      The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Should a Non-Registered Holder wish to attend and vote at the Goldcorp Meeting in person(or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy provided by the Intermediary, and insert the name of the Non-Registered Holder (or such other person voting on behalf of the Non-Registered Holder) in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions on the form. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries, including instructions regarding when and where the proxy provided by the Intermediary (or voting instruction form) is to be delivered.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

Revocation of Proxies

Registered Shareholders

      A registered Shareholder who has submitted a proxy may revoke it by: (a) completing and signing a valid proxy bearing a later date and returning it to CIBC Mellon Trust Company, as described above; or (b) depositing an instrument in writing signed by the registered Shareholder or by an attorney authorized in writing or, if the registered Shareholder is a corporation, by a duly authorized officer or attorney, either (i) at the registered office of Goldcorp (Suite 2700, 145 King Street West, Toronto, Ontario, Canada M5H 1J8, telephone number (416) 865-0326) at any time up to and including the last business day preceding the day of the Goldcorp Meeting or any adjournment thereof, or (ii) with the Chairman of the Goldcorp Meeting prior to the commencement of the Goldcorp Meeting on the day of the Goldcorp Meeting or any adjournment thereof; or (iii) in any other manner permitted by law.

Non-Registered (Beneficial) Holders of Goldcorp Shares

      A Non-Registered Holder of Goldcorp Shares may revoke a form of proxy or voting instruction form given to an Intermediary by contacting the Intermediary through which the Non-Registered Holder’s Goldcorp Shares are held and following the instructions of the intermediary respecting the revocation of proxies. In order to ensure that an Intermediary acts upon a revocation of a proxy form or voting instruction form, the written notice should be received by the Intermediary well in advance of the Goldcorp Meeting.

Voting of Shares Represented by Proxy

      Subject to the provisions of the Business Corporations Act (Ontario), Goldcorp Shares represented by properly executed proxies solicited by Glamis will be voted or withheld from voting in accordance with the instructions of the applicable Goldcorp Shareholder on any ballot that may be called for and where the Goldcorp Shareholder has specified a choice with respect to voting, the Goldcorp Shares will be voted accordingly. If no choice is specified in a deposited BLUE form of proxy, the Goldcorp Shares represented by such proxies will be voted “AGAINST” the Wheaton River Resolution.

      The enclosed BLUE form of proxy confers discretionary authority upon the persons named therein to vote in the judgment of such persons in respect of amendments or variations, if any, to matters identified in the Notice of Goldcorp Meeting and other matters, if any, which may properly come before the Goldcorp Meeting. As at the date hereof, Glamis is not aware of any such amendments, variations or other matters to be presented for action at the Goldcorp Meeting. If any amendment or variation or other matter should properly come before the Goldcorp Meeting, the Goldcorp Shares represented by such proxies will be voted on such matters in accordance with the best judgment of the proxy nominee.

Solicitation of Proxies

      This solicitation of proxies is being made by or on behalf of Glamis and not by or on behalf of the current management of Goldcorp. Proxies may be solicited by or on behalf of Glamis by mail or other method of delivery of solicitation materials, e-mail, telephone, telecopier or other electronic means and in person. Solicitations made by Glamis may be made by directors and officers or regular employees of Glamis, none of whom will receive additional compensation for such solicitation. Glamis may request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of the solicitation materials sent to them by Glamis to the beneficial owners of the Goldcorp Shares they hold as registered owner. Glamis will reimburse them for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

      Glamis has engaged the services of Georgeson Shareholder Communications Canada, Inc. to assist it in the solicitation of proxies. Georgeson Shareholder Communications Canada, Inc. will receive a fee from Glamis of up to $80,000 in connection with the services rendered for and on behalf of Glamis and will be reimbursed by Glamis for certain out-of-pocket expenses incurred by it.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

      The costs incurred in the preparation and distribution of the Dissident Circular and the solicitation of proxies will be borne by Glamis. If the solicitation of proxies is successful, Glamis will request that Goldcorp reimburse it for such costs.

      No person is authorized to make any representations on behalf of Glamis other than those contained in this Dissident Circular and, if any such information or representations are given or made, such representations must not be relied upon as having been authorized to be given or made.

SOURCE OF INFORMATION CONCERNING GOLDCORP AND WHEATON RIVER

      The information concerning Goldcorp and Wheaton River contained in this Dissident Circular has been taken from or is based upon publicly available documents or records (including the Goldcorp Meeting Circular) on file with Canadian securities regulatory authorities and which are available at www.sedar.com and the SEC at www.sec.gov. Although Glamis has no knowledge that would indicate that any statements contained herein which are taken from or based upon such documents and records or other public sources are untrue or incomplete, Glamis does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents, records and public sources, or for any failure by Goldcorp or Wheaton River to disclose publicly events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to Glamis.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

CERTIFICATE

      Unless otherwise indicated, the information in this Dissident Circular is given as of December 31, 2004. This Dissident Circular complies with the regulations made under the Business Corporations Act (Ontario). A copy of this Dissident Circular has been sent to Goldcorp, each member of the board of directors of Goldcorp, each Goldcorp Shareholder entitled to notice of the Goldcorp Meeting and the auditor of Goldcorp. The contents and the sending of this Dissident Circular have been approved by the board of directors of Glamis Gold Ltd.

GLAMIS GOLD LTD.

January 17, 2005	(Signed)	C. KEVIN MCARTHUR

President and Chief Executive Officer

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

SCHEDULE A

      The name, business address, the current position with Glamis and the principal occupation of each director and officer of Glamis for the past five years is provided below.

Name & Business Address (1)	Position with Glamis	Principal Occupation

A. Dan Rovig	Chairman of the Board of Directors	Chairman of the Board of Directors of Glamis, a position he has held since November 1998.

C. Kevin McArthur	President, Chief Executive Officer, Director	President, Chief Executive Officer and Director of Glamis, positions he has held since January 1998.

Charles A. Jeannes	Senior Vice- President Administration, General Counsel and Secretary	Senior Vice-President Administration, General Counsel and Secretary of Glamis, positions he has held since April 1999.

James S. Voorhees	Vice President and Chief Operating Officer	Vice President and Chief Operating Officer of Glamis, positions he has held since June 1999.

Cheryl S. Maher	Vice President Finance, Chief Financial Officer and Treasurer	Vice President Finance, Chief Financial Officer and Treasurer of Glamis, positions she has held since March 2000. Prior to that, she was Treasurer of Glamis from September 1999 to March 2000 and Assistant Treasurer of Glamis from April 1999 to September 1999.

Steven L. Baumann	Vice President, Latin American Operations	Mr. Baumann is the Vice President, Latin America Operations of Glamis, a position he has held since January 1999. Prior to that, he was the Vice President and General Manager of Chemgold, Inc. (a subsidiary of Glamis) from August 1997 to December 1999.

David L. Hyatt	Vice President, U.S. Operations	Vice President, U.S. Operations of Glamis, a position he has held since June 2002. Prior to that, he was Vice President, Investor Relations of Glamis from March 2000 to June 2002, Vice President, Nevada Operations of Glamis from April 1999 to March 2000, and Vice President, General Manager of Glamis Rand Mining Co. (a subsidiary of Glamis) from August 1997 to April 1999.

(1)	Unless otherwise indicated, the principal business address of the individuals listed is that of Glamis, 5190 Neil Road, Suite 310, Reno, Nevada 89502-8502.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

A-1

Name & Business Address (1)	Position with Glamis	Principal Occupation

Michael A. Steeves	Vice President, Investor Relations	Vice President, Investor Relations of Glamis, a position he has held since June 2002. Prior to joining Glamis, he was Director of Investor Relations at Coeur d’Alene Mines Corp. from November 1998 to May 2002. Coeur d’Alene Mines Corp. is a producer of precious metals and is located at 505 Front Ave., P.O. Box “I”, Coeur d’Alene, Idaho 83816.

A. Ian S. Davidson 3100-666 Burrard Street Vancouver, British Columbia V6C 3C7	Director	Director of Glamis, currently a Vice President and Investment Advisor at RBC Dominion Securities Inc., a position he has held since February 1992. The Vancouver Office of RBC Dominion Securities Inc. is located at 3100-666 Burrard Street, Vancouver, British Columbia, V6C 3C7.

Jean Depatie 130 Somnet Trinite St. Bruno, Quebec J3V 6E4	Director	Director of Glamis and currently President of Decamine Inc., a private consulting firm located at 130 Somnet Trinite, St. Bruno, Quebec, J3V 6E4. Previously, he was President and Chief Executive Officer of Gold Hawk Resources Inc. from May 1997 to November 2003. Gold Hawk Resources Inc. is a gold and precious metal producer located at 95 Wellington Street West, Suite 950, Toronto, Ontario, M5J 2N7.

Kenneth F. Williamson 1490 Port Cunnington Road Unit #1 Dwight, Ontario P0A 1H0	Director	Director of Glamis. He has been retired from Merrill Lynch Canada Inc. as Vice Chairman Investment Banking since 1998.

P. Randy Reifel 201-1512 Yew Street Vancouver, British Columbia V6K 3E4	Director	Director of Glamis and currently President of Chesapeake Gold Ltd., a position he has held since July 2002. Chesapeake Gold Ltd. is a mining company located at #201-1512 Yew Street, Vancouver, British Columbia, V6K 3E4, which was formed as part of a merger between Glamis and Francisco Gold Corp. Prior to that, he was President of Francisco Gold Corp., a mining company located at the same address.

(1)	Unless otherwise indicated, the principal business address of the individuals listed is that of Glamis, 5190 Neil Road, Suite 310, Reno, Nevada 89502-8502.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

A-2

TIME IS SHORT!

WE URGE YOU TO VOTE AGAINST

THE RESOLUTION AUTHORIZING THE ISSUANCE OF GOLDCORP SHARES
IN CONNECTION WITH GOLDCORP’S OFFER TO PURCHASE ALL OF THE
COMMON SHARES OF WHEATON RIVER TODAY!

CAST YOUR VOTE NOW — HERE’S HOW

If, after reading this Dissident Circular, you agree that the Glamis Offer, pursuant to which you will receive, if it is successful, 0.89 common shares of Glamis for each Goldcorp Share that you hold, will deliver significantly more value to you as compared to the business combination of Goldcorp and Wheaton River, please follow the instructions on the accompanying BLUE form of proxy.

To ensure that your vote counts, vote your BLUE proxy TODAY. Time is of the essence — please act immediately. Your BLUE proxy must be received by close of business (Toronto time) on January 26, 2005 in order to be deposited with Goldcorp’s registrar and transfer agent in time to be used at the meeting.

If you have any questions or require assistance

in voting your Goldcorp common shares
please contact:

GEORGESON SHAREHOLDER COMMUNICATIONS CANADA, INC.

66 Wellington Street West
TD Tower, Suite 5210
Toronto Dominion Centre
Toronto, Ontario M5K 1J3

Shareholders’ North American Number: 1-877-288-7946

U.S. Banks and Brokers Call Collect: 212-440-9800

PLEASE VISIT OUR WEB-SITE FOR REGULAR UPDATES AT WWW.GLAMIS.COM

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

DISSIDENT FORM OF PROXY

for the Special Meeting of Shareholders of

GOLDCORP INC.

This proxy is solicited by Glamis Gold Ltd. (“Glamis Gold”) and not by or on behalf of management of Goldcorp Inc. (the “Corporation”), and will be used at the Special Meeting of Shareholders of the Corporation to be held on January 31, 2005 (the “Goldcorp Meeting”).

THIS PROXY MUST BE RECEIVED NO LATER THAN THE CLOSE OF BUSINESS

(TORONTO TIME) ON JANUARY 26, 2005.
SEE BACK FOR DELIVERY INSTRUCTIONS

The undersigned holder of common shares of the Corporation, revoking all proxies previously given, hereby nominates, constitutes, and appoints C. Kevin McArthur, or failing him, Charles A. Jeannes, or failing him, Clay Horner, or instead of any of them,                                                              as the true and lawful attorney and proxyholder of the undersigned, with full power of substitution, to attend, vote and otherwise act for and on behalf of the undersigned in respect of all matters that may come before the Goldcorp Meeting, to be held at 4:00 p.m. (Toronto time) on the 31st day of January, 2005 in Toronto, Ontario, and at every adjournment thereof, and at every poll or ballot that may take place in consequence thereof, to the same extent and with the same powers as if the undersigned were present at such meeting.

Glamis Recommends that Shareholders Vote AGAINST the Resolution Described Below

1.	To approve the issue to the holders of common shares, or securities convertible into common shares, of Wheaton River Minerals Ltd. (“Wheaton”) of an aggregate of up to 200,000,000 common shares of Goldcorp Inc. (“Goldcorp”) in connection with the offer to acquire by Goldcorp of all the common shares of Wheaton pursuant to Goldcorp’s offer to purchase (the “Offer to Purchase”) dated December 29, 2004, as amended from time to time, and a Subsequent Acquisition Transaction (as defined in the Offer to Purchase).

☐ for ☐ AGAINST

DATED the day of , 2005.

-------------------------------------------------------- Signature of Shareholder

-------------------------------------------------------- Name of Shareholder (please print)

FAX TO CIBC Mellon Trust Company of Canada at: Toll Free 1-866-781-3111

The common shares of Goldcorp represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and where a choice is specified, the shares shall be voted accordingly. Where no choice is specified for the matters referred to in Item 1 above, the common shares represented by this proxy shall be voted AGAINST the matter referred to in such item.

Notes:

1.	This proxy confers authority on the person so named to vote in accordance with his judgment as to any amendments or variations to the following matters and as to any other matters which may properly come before the Goldcorp Meeting and any adjournment thereof. Mr. McArthur and Mr. Jeannes are the President and Chief Executive Officer and the Senior Vice-President, Administration, General Counsel and Secretary, respectively, of Glamis Gold, and Mr. Horner is a partner at Osler, Hoskins & Harcourt LLP, special counsel to Glamis Gold.

2.	Without limiting the general authorization and powers conferred hereby, this proxy hereby instructs the named proxyholder to vote the common shares represented by this form of proxy as indicated herein and hereby revokes any proxy previously given.

3.	This form of proxy must be dated and signed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a body corporate, this form of proxy must be executed by an officer or attorney thereof properly authorized. This proxy is only valid in respect of the Goldcorp Meeting or any adjournment or postponement thereof.

4.	All shareholders should refer to (i) the dissident proxy circular dated January 17, 2005 of Glamis Gold (the “Dissident Circular”) for further information regarding completion and use of this form of proxy and (ii) the Dissident Circular and the Goldcorp management information circular sent in connection with the Goldcorp Meeting for other information pertaining to the Goldcorp Meeting.

5.	A shareholder has the right to appoint a person or company other than the persons designated herein to attend and act for such shareholder and on such shareholder’s behalf at the Goldcorp Meeting or any adjournment thereof. You may do so by striking out the names of the persons designated herein and inserting in the blank space provided for that purpose the name of the desired person or company or by completing another proper form of proxy. The person or company so designated need not be a shareholder of Goldcorp, but must attend the Goldcorp Meeting or adjournment thereof to vote on your behalf.

6.	If any amendments or variations to matters identified in the Notice of the Goldcorp Meeting are proposed at the Goldcorp Meeting or any adjournment or postponement thereof or if any other matter properly comes before the Goldcorp Meeting or any adjournment or postponement thereof, this proxy confers discretionary authority on the person named herein to vote on such amendments or variations or such other matters according to the judgement of the person voting the proxy at the Goldcorp Meeting or any adjournment or postponement thereof.

7.	To ensure your vote is counted, your proxy must be received by CIBC Mellon Trust Company no later than close of business (Toronto time) on January 26, 2005 in order to be deposited with Goldcorp’s registrar and transfer agent in time to be used at the Goldcorp Meeting. Please sign, date and return your proxy today (i) by fax (at the number specified below) and then (ii) by mail to the address specified in the enclosed envelope or by delivery to one of the addresses specified below. Although a prepaid envelope is enclosed there is no assurance that proxies returned by mail will arrive in time to be counted. If the proxy is not dated, it will be deemed to be dated on the date on which it is mailed to the shareholder by Glamis Gold.

Time is of the essence, return your proxy today!

PLEASE ENSURE THAT YOU:

1.     Sign and date this proxy.
2.     Return your proxy to:

CIBC Mellon Trust Company

Proxy Dept.
200 Queens Quay East, Unit 6
Toronto, Ontario, Canada
M5A 4K9
TOLL FREE FAX 1-866-781-3111

If you have any questions or require assistance in voting your Goldcorp common shares, please call Georgeson Shareholder Communications Canada, Inc.:

North American Toll Free Number: 1-877-288-7946

U.S. Banks and Brokers call collect: 212-440-9800